PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3) and 424(c)
(To Prospectus dated October 5, 2005)	Commission File No. 333-113737

2,306,088 Shares

BUCA, INC.

Common Stock

This prospectus supplement supplements the prospectus dated October 5, 2005, which relates to the shares of our common stock that may be sold by the selling shareholders named therein.

This prospectus supplement includes a press release we issued on January 9, 2006.

This prospectus supplement should be read in connection with, and may not be delivered or utilized without, the prospectus dated October 5, 2005, and the prospectus supplements dated October 14, 2005, November 4, 2005, November 9, 2005, and November 15, 2005. This prospectus supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated October 5, 2005, or the prospectus supplements dated October 14, 2005, November 4, 2005, November 9, 2005, or November 15, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 9, 2006

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces 4Q and Fiscal Year 2005

System-Wide Comparable Restaurant Sales Increased 3.5% and 4.4%

Minneapolis, Minnesota, January 9, 2006. BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales increased 4.3% for fiscal fourth quarter ended December 25, 2005 while Vinny T’s of Boston comparable restaurant sales decreased 3.3% for the same period. Consolidated system-wide comparable restaurant sales increased 3.5% for the fiscal fourth quarter period.

For fiscal year 2005, Buca di Beppo comparable restaurant sales were up 5.1%, Vinny T’s comparable sales declined 1.1% and consolidated system-wide comparable restaurant sales for BUCA, Inc. increased 4.4%.

The Company intends to timely file its Annual Report on Form 10-K for the fiscal year ended December 25, 2005, and will release its full financial results for that period, and hold a conference call regarding those results, at that time.

COMPARABLE RESTAURANT SALES

	Fiscal Q4		Fiscal Year
	Ended 12/26/2004	Ended 12/25/2005	Ended 12/26/2004	Ended 12/25/2005
Buca di Beppo	3.1%	4.3%	-1.4%	5.1%
Vinny T’s of Boston	0.6%	-3.3%	-2.0%	-1.1%
BUCA, Inc.	2.8%	3.5%	-1.5%	4.4%

About the Company:

BUCA, Inc. owns and operates 104 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

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